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                                                                    Exhibit 23.1


                         CONSENT OF ERNST & YOUNG LLP

                         INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1999 Non Statutory Stock Option Plan and the 1997 Stock Option Plan of Concentric Network Corporation of our report dated January 25, 1999, except for Note 15 as to which the date is February 1, 1999, with respect to the consolidated financial statement of Concentric Network Corportion included in its Annual Report (Form 10K/A) appearing in the Annual Report on Form 10-K of Concentric Network Corporation for the year ended December 31, 1998 and the related financial statement schedule filed with the Securities and Exchange Commission.




                                 /s/ Ernst & Young LLP


San Jose, California
July 22, 1999